EXHIBIT 23.3

                        INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-64599, relating to $25,000,000 of 12-1/4% Series C Senior Subordinated Notes due 2004, of Berry Plastics Corporation on Form S-4 of our report dated June 11, 1999 relating to the consolidated financial statements of CPI Holding, Inc. as of November 30, 1998 and 1997 and for the years ended November 30, 1998 and 1997 and for the period January 26, 1996 to November 30, 1996 appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" in such prospectus.


                                          /s/ Deloitte & Touche LLP



Cleveland, Ohio
September 8, 1999